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EXHIBIT 99.1

40 Enterprise Boulevard
PO Box 9300
Bozeman, MT 59718-9300
406.522.4200 P
406.522.4227 F

FOR IMMEDIATE RELEASE

For Further Information, Contact:
Investor Relations:	Corporate Communications:
Mick Quinlivan	Jason Treu
RightNow Technologies	RightNow Technologies
406.522.4230 Desk	972.232.3977 Desk
ir@rightnow.com	214.893.3096 Cell
jtreu@rightnow.com

RIGHTNOW REPORTS FINANCIAL RESULTS FOR THIRD QUARTER OF 2004

Quarterly Revenue Increases 78% Over Prior Year;
Company Launches Complete CRM Suite Solution

        BOZEMAN, MT. (October 25, 2004)—RightNow® Technologies (NASDAQ: RNOW), a leading provider of on demand CRM software solutions, today announced results for the third quarter ended September 30, 2004. RightNow reported consolidated revenues of $16.4 million for the quarter, an increase of 78 percent from the comparable quarter last year. Revenues for the nine months ended September 30, 2004 were $44 million, an increase of 74 percent from $25.3 million for the nine month period ended September 30, 2003.

        Third quarter 2004 net income was $1.4 million, or $0.05 per diluted share, compared to a loss of $(1.0) million, or $(0.07) per diluted share, in the third quarter of 2003. Net income for the nine months ended September 30, 2004 was $2.2 million or $0.08 per diluted share, compared to a loss of $(2.8) million or $(0.19) per diluted share for the nine months ended September 30, 2003.

        "This is the 27th quarter of sequential revenue growth which we believe validates our business model and our continued focus on customer success. Additionally, this quarter we expanded our Customer Relationship Management solution set to fulfill increasing customer demands and address opportunities in the middle market and in divisions of Global 2000 companies. We are encouraged by our results and the performance of our organization in this our first quarter as a public company. To capitalize on this success and our current momentum in the CRM market, we plan to expand our sales and marketing initiatives next year," said Greg Gianforte, Founder and Chief Executive Officer.

        During the third quarter, the company added 88 new customers and renewed or expanded relationships with others, including the U.S. Department of Homeland Security, Bass Pro Shops, EasyJet, University of Michigan School of Business, Harrah's Entertainment, NACCO, Reuters, and 12 different government entities in the United Kingdom.

        The company unveiled RightNow CRM™ 7.0, a complete, on demand CRM solution for customer service, sales and marketing during its annual user conference in October, which more than 300 customers attended. The company has signed 27 RightNow CRM 7.0 customers to date, including 21 for the full CRM suite and six for sales force automation. These customers include Register.com, Inc., Graco Inc., Ixio Corporation, Friend Communications, Inc., Group300, Datanautics and Authentium.

        In August 2004 the company completed its initial public offering of 6.4 million shares of common stock at an IPO price of $7.00 per share. Net proceeds from the offering were $40.1 million, of which $2.7 million was used to pay down long-term debt.

        Susan Carstensen, Chief Financial Officer, added, "Benefiting from our IPO, we closed the quarter with a strong balance sheet. Cash and investments were approximately $48 million, cash from operations was $1.1 million for the quarter and $3.4 million through the first nine months of the year, and deferred revenue grew by $3.7 million for the quarter and $8.9 million for the nine month period to $44.5 million at September 30, 2004."

Guidance

  •
  For the fourth quarter of 2004, revenue is anticipated to be in the range of $16.9 to $17.3 million and EPS in the range of $.03 to $.04.

  •
  For the year ended 2005, revenue is anticipated to be in the range of $80 to $84 million and EPS in the range of $.15 to $.19.

  •
  In conjunction with the filing of its 2003 income tax return, the company elected to change its method of tax accounting for prepaid, term license agreements in accordance with the provisions of the recent IRS Revenue Procedure 2004-34. The election allows the deferral of income over the term of the agreements, subject to certain limitations, resulting in a closer alignment of taxable income with book income. The change has no effect on gross deferred tax assets, but it does increase our 2003 year-end net operating loss carry-forwards by $8 million and decrease deductible timing differences by a like amount. As a result, we expect our effective tax rate for 2005 to be in the range of 4%-6%.

Quarterly Conference Call

        RightNow Technologies will discuss its quarterly results via teleconference at 4:30 p.m. (ET)/2:30 p.m. (MT) today, October 25, 2004. To access the call, please dial (800) 289-0496 with confirmation code 978881 at least five minutes prior to the 4:30 p.m. (ET)/2:30 p.m. (MT) start time. A live audio webcast of the call will also be available at www.shareholder.com/rnow/medialist.cfm. A replay of today's conference call will be available on the company Web site at www.shareholder.com/rnow/, under the Investor Webcasts menu, from 5:00 p.m. (MT) on October 25, 2004 until 5:00 p.m. November 1, 2004 (MT).

About RightNow Technologies, Inc.

        RightNow (NASDAQ: RNOW) provides organizations with industry-leading on demand CRM solutions to build customer-focused businesses. RightNow's acclaimed technology, comprehensive services and commitment to customer success deliver high returns on investment for its customers. More than 1,100 organizations worldwide use RightNow solutions including British Airways, British Telecom, Cisco Systems, Continental Tire North America, The Dow Chemical Company, John Deere, Nikon and the Social Security Administration. Founded in 1997, RightNow is headquartered in Bozeman, Montana, with additional offices in North America, Europe and Asia. For further information, please visit www.rightnow.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words, and include, but are not limited to, statements regarding projected results of operations, the impact of tax accounting elections, and management's future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to; risks associated with our business model; our ability to develop or acquire, introduce, market and gain market acceptance for new products and enhancements to existing products in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures and other factors such as the availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; the rate at which our present and future customers adopt our existing and future products and services; our ability to expand operations; possible fluctuations in our operating results including our revenue mix and our rate of growth; interruptions or delays in our hosting operations; breaches of our security measures; our ability to expand, retain and motivate our employees and manage our growth; and the impact of potential acquisitions, if any. Further information on potential factors that could affect our financial results is included in our registration statement on Form S-1 and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

        FRNOW

RightNow Technologies, Inc.

Consolidated Balance Sheets

(In thousands) (Unaudited)

	September 30, 2004	December 31, 2003
Assets
Cash and cash equivalents	$41,636	$8,360
Short-term investments	6,113	—
Accounts receivable	17,968	10,415
Term receivables, current	8,232	4,926
Allowance for doubtful accounts	(2,626)	(902)

Net receivables	23,574	14,439

Prepaid expenses	1,265	509

Total current assets	72,588	23,308

Property and equipment, net	4,001	2,942
Term receivables, non-current	3,777	2,278
Intangible assets, net	963	623
Other	194	235

Total Assets	$81,523	$29,386

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Accounts payable	$2,046	$1,025
Commissions and bonuses payable	2,248	1,636
Other accrued liabilities	3,406	2,154
Current portion of long-term debt	15	1,390
Current portion of deferred revenue	32,796	26,127

Total current liabilities	40,511	32,332

Long-term debt, net of current portion	—	484
Deferred revenue, net of current portion	11,695	9,426
Redeemable convertible preferred stock	—	32,398
Stockholders' equity (deficit):
Common stock	29	15
Warrants	291	—
Additional paid-in capital	71,663	(912)
Accumulated other comprehensive income (loss)	(390)	73
Accumulated deficit	(42,276)	(44,430)

Total stockholders' equity (deficit)	29,317	(45,254)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)	$81,523	$29,386

RightNow Technologies, Inc.

Consolidated Operating Statements

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Software, hosting and support	$12,976	$7,457	$35,405	$20,673
Professional services	3,450	1,763	8,640	4,598

Total revenue	16,426	9,220	44,045	25,271
Cost of revenue:
Software, hosting and support	1,729	1,342	4,944	3,904
Professional services	1,979	967	4,862	2,468

Total cost of revenue	3,708	2,309	9,806	6,372

Gross profit	12,718	6,911	34,239	18,899
Operating expenses:
Sales and marketing	8,055	5,389	22,940	14,487
Research and development	2,028	1,489	5,640	4,408
General and administrative	1,164	978	3,333	2,539

Total operating expenses	11,247	7,856	31,913	21,434

Income (loss) from operations	1,471	(945)	2,326	(2,535)
Interest and other income (expense), net	30	(65)	(80)	(217)

Income (loss) before income taxes	1,501	(1,010)	2,246	(2,752)
Provision for income taxes	(61)	—	(92)	(3)

Net income (loss)	$1,440	$(1,010)	$2,154	$(2,755)

Net income (loss) per share:
Basic	$.06	$(.07)	$.12	$(.19)
Diluted	$.05	$(.07)	$.08	$(.19)
Shares used in the computation:
Basic	23,734	14,448	17,963	14,420
Diluted	30,460	14,448	27,297	14,420

RightNow Technologies, Inc.

Consolidated Statements of Cash Flows

(In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating activities:
Net income (loss)	$1,440	$(1,010)	$2,154	$(2,755)
Non-cash adjustments:
Depreciation and amortization	746	631	2,081	1,876
Provisions for losses on accounts receivable	349	180	551	511
Changes in operating accounts:
Receivables	(5,366)	526	(11,094)	(4,273)
Prepaid expenses	(344)	(105)	(1,141)	(180)
Accounts payable	217	423	367	757
Commissions and bonuses payable	102	224	598	106
Other accrued liabilities	315	206	1,183	397
Deferred revenue	3,694	1,568	9,217	7,390
Other	(90)	(205)	(498)	(318)

Cash provided by operating activities	1,063	2,438	3,418	3,511

Investing activities:
Purchase of short-term investments	(6,113)	—	(6,113)	—
Acquisition of property and equipment	(1,004)	(486)	(2,623)	(1,093)
Acquisition of intangible assets	(95)	(150)	(501)	(150)
Other	—	2	1	18

Cash used for investing activities	(7,212)	(634)	(9,236)	(1,225)

Financing activities:
Proceeds from long-term debt	—	336	1,675	4,565
Proceeds from issuance of common stock:
Initial public offering, less offering costs paid	41,462	—	40,687	—
Employee stock options	105	70	306	75
Repurchase of common stock	—	—	(2)	—
Payments on long-term debt	(2,713)	(2,075)	(3,573)	(6,739)

Cash provided (used) for financing activities	38,854	(1,669)	39,093	(2,099)

Effect of foreign exchange rates on cash and cash equivalents	19	44	1	69

Increase (decrease) in cash and cash equivalents	32,724	179	33,276	256
Cash and cash equivalents at beginning of period	8,912	8,115	8,360	8,038

Cash and cash equivalents at end of period	$41,636	$8,294	$41,636	$8,294

RightNow Technologies, Inc.

Metrics

	Sep 30, 2004	Jun 30, 2004	Mar 31, 2004	Dec 31, 2003
New clients	88	74	69	60
Active clients	1,185	1,159	1,089	1,036
Percentage of clients hosting	86%	85%	85%	84%
Number of employees	387	354	322	306
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues by type:
Recurring (term licenses, hosting & support)	58%	67%	60%	68%
Perpetual	21	14	20	14
Professional services	21	19	20	18
Revenues by geography:
Americas	76%	67%	74%	75%
Europe	19	25	21	19
Asia Pacific	5	8	5	6
Customer interactions (in millions)	140	63	352	172

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RIGHTNOW REPORTS FINANCIAL RESULTS FOR THIRD QUARTER OF 2004